EXHIBIT 99.1

ENDOCARE TERMINATES EXECUTIVE OFFICER

IRVINE, CA (December 19, 2002)...Endocare, Inc. (Nasdaq: ENDOE), a developer of innovative diagnostic treatment tools for cancer and other diseases, announced today that it has terminated the employment of its acting Vice President of Finance and General Manager of the Company’s Minneapolis operations, Joseph A. Hafermann, for cause pursuant to the terms of an employment agreement by and between the Company and Mr. Hafermann. The Company’s board of directors approved Mr. Hafermann’s termination on December 18, 2002 following a determination by the Company that Mr. Hafermann had engaged in misconduct which was demonstrably and materially injurious to the Company.

About Endocare

     Endocare, Inc.—www.endocare.com—is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men’s health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia (BPH). Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia. Timm Medical Technologies, Inc., acquired by Endocare in late February, offers urology products, including an innovative office-based treatment of BPH, as well as a number of products that diagnose and treat urinary incontinence and erectile dysfunction. The Endocare product line now consists of products to diagnose and treat prostate cancer, to diagnose and treat BPH, and to diagnose and/or manage urinary incontinence, sexual dysfunction and bladder cancer.